ATLANTIC GULF COMMUNITIES CORPORATION
                            2601 South Bayshore Drive
                              Miami, Florida 33133



                                 August 17, 1999


Richard S. Ackerman
433 Plaza Real, Suite 335
Boca Raton, Florida 33432

                  Re:      Terms of Employment
                           -------------------

Dear Richard:

                  We are pleased to confirm that Atlantic Gulf Communities Corporation (the "Company") has offered you the position of Chief Executive Officer ("CEO"), subject to the terms of this letter (the "Letter Agreement"). Your employment hereunder commences as of the date hereof and will continue until December 31, 1999 (the "Employment Term"). You will report only to the Board of Directors of the Company.

                  The Company will pay you a base salary at the rate of $35,000 per month, pro rated for partial months, in accordance with the usual payroll practices of the Company; provided that, if you and the Company are unable to reach an agreement for any reason whatsoever on the terms of an extension of the Employment Term at least 30 days prior to the end thereof, you will be paid an additional amount, retroactive to the commencement of the Employment Term, equal to $15,000 per month, pro rated for partial months, in a lump sum within 10 days following the expiration of the Employment Term.

                  While you are employed by the Company, you will devote substantially all of your business time and efforts to the performance of your duties hereunder, provided, however, you will be allowed to manage your personal investments both active and inactive (including real estate transactions) to the extent that they do not materially interfere with your duties as CEO.

                  While you are employed by the Company, you will be entitled to participate, to the extent eligible thereunder, in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, savings, pension, profit sharing and deferred compensation plans and any and all

Richard S. Ackerman
August 17, 1999
Page 2

other employee welfare or benefit plans as are presently and hereinafter offered by the Company to its executives.

                  The Company will also maintain at all times during the Employment Term Officer and Director liability insurance coverage for you, in the same aggregate amount and under the same terms as are maintained for the Company's other senior officers and directors, and will otherwise indemnify you and hold you harmless to the fullest extent permitted by Delaware law for all losses and expenses incurred by you as a result of any suits or proceedings relating to your service as an officer, director and employee of the Company.

                  The Company will also reimburse you for all reasonable and necessary expenses incurred by you in the course of, and pursuant to, the business of the Company; provided, however, that any costs of commuting to and from Boca Raton, Florida, and the Company's offices in Miami, Florida, and any costs and expenses of lodging in Miami, Florida, will be born by you.

                  The Company will also reimburse you for all reasonable legal fees (at your attorney's standard rates) and disbursements incurred by you in connection with entering into this Letter Agreement, as soon as is practicable following your presentation to the Company of reasonable documentation thereof.

                  You agree not to disclose, communicate, use to the detriment of the Company or for the benefit of any other person(s) or misuse in any way any Confidential Information of the Company. For purposes of this Agreement, "Confidential Information of the Company" means information disclosed to you or known by you as a consequence of or through your employment by the Company prior to or after the date hereof and not generally known about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict you from disclosing Confidential Information to the extent required by law.

                  At all times while you are employed by the Company and for a period of 12 months after the termination of your employment with the Company for any reason, you shall not, directly or indirectly, for yourself or for any other person or entity employ or attempt to employ, or solicit the employment of, or enter into any contractual arrangement with, any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months.

Richard S. Ackerman
August 17, 1999
Page 3

                  YOU AND THE COMPANY EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF OR IN CONNECTION WITH THIS LETTER AGREEMENT AND ANY AGREEMENT, DOCUMENT OR INSTRUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY PARTY HERETO.

                  The parties hereby agree that, with respect to all litigation referred to in the immediately preceding paragraph, venue shall be exclusively within Palm Beach County, Florida.

                  This Letter Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware without reference to rules relating to the conflicts of laws.

                  This Letter Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Letter Agreement will be valid unless made in writing and signed by the parties hereto.

                                             Very truly yours,

                                             ATLANTIC GULF COMMUNITIES
                                             CORPORATION



                                             By:  ________________________
                                                Name:  James DeFrancia
                                                Title: Authorized Director
Agreed:

----------------------------
Richard S. Ackerman